EXHIBIT 99.3


June __, 2003

Marketshare Recovery, Inc.
Ray Barton and
Timothy Schmidt
200 Broadhollow Rd. Suite 207
Melville, NY 11747


Mr. Robert Feldman


LIMITED LOCK-UP AND PLEDGE LETTER AGREEMENT


Dear Mr. Feldman:

     The undersigned, Marketshare Recovery, Inc, a New York corporation ("Marketshare") understands that Health & Leisure, Inc., a Delaware corporation, ("HLLS"), has agreed to enter into that certain Acquisition Agreement and Plan of Merger (the "Agreement") even dated herewith, with Marketshare which provides for the issuance of 35,269,767 shares (the "Shares") of Common Stock, $0.001 par value, of HLLS (the "Common Stock") to Marketshare or its stockholders as a result of a merger transaction and the conversion of preferred stock of HLLS.

     To provide added assurances to you and H&L Concepts, Inc. of full payment of the certain promissory note even dated herewith payable to H&L Concepts, Inc. (the "Note"), said note shall be secured by the assets of the Maker and the stock of HLLS to be received by Marketshare or its shareholders. As security for the full and timely performance by Marketshare and HLLS of their obligations under the Promissory Note, whether for principal interest, fees, expenses or otherwise, and all obligations of the undersigned under this Agreement, the undersigned hereby pledge to H&L Concepts, Inc. (sometimes hereinafter referred to as "Secured Party") and grant to it a security interest in all assets of HLLS and MKSR and in the Shares of HLLS owned by them (including the Shares) and in all dividends, cash, cash equivalents, marketable securities, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in substitution for or in exchange for any or all of such Shares. The undersigned also hereby grant to H&L Concepts, Inc. a security interest in any additional shares of stock of HLLS from time to time acquired by the undersigned in respect of the pledged Shares by way of stock dividend or stock split or other form of corporate reorganization. All certificates representing the pledged Shares shall be delivered to and held on behalf of the Secured Party by Roger Kimmel, who shall act as an escrow agent thereof, and shall be accompanied by duly executed instruments of transfer or assignment endorsed in blank. The Secured Party and the escrow agent shall hold the Shares as security and shall not encumber or dispose of the Shares except in accordance with the provisions of this Agreement. Secured Party is hereby given authority to file UCC financing statements to perfect the security interests granted hereunder.

    The undersigned further agrees that, without your prior written consent, it will not, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock that would result in the loss of a controlling interest of HLLS or; (2) cause to be issued a number of shares of HLLS, except through a stock split, a number of shares of common stock that would dilute the undersigned's interest in HLLS to less than that provided for at closing of the Acquisition Agreement, except for the issuance of up to 2,000,000 in a possible stock offering. The share distribution at Closing and after the offering is as follows, (the numbers below have been adjusted to reflect a 10:1 reverse stock split to be completed post business combination and the conversion of preferred stock):

Mr. Feldman        1,457,233
Others               375,684
Public               416,859
Marketshare       35,269,767
Offering           2,000,000
Total             39,519,543

     In the event the Maker does not tender payment by the 5th day of any month in which payments under the Promissory Note is due or is otherwise in default under the Promissory Note or this letter agreement, the full amount owed under said note shall become due together with interest, and Maker shall issue to Secured Party, as a late fee, 1,700 shares of common stock of HLLS
(post 1 for 10 reverse split) for every day late until paid.

     Should the Maker of the Note default on its obligations thereunder, then at the option of the Holder it may either pursue the Maker for payment under the note, or it may foreclose upon the shares pledged. If Holder elects to take the Pledged Shares, it shall do so, in full satisfaction of amounts due under the promissory note, and the escrow agent shall cause to be transferred to H&L Concepts, Inc., the Pledged Shares which make up controlling interest of HLLS. The undersigned individuals hereby jointly and severally guarantee payment of the Note, provided that recovery and recourse under this guarantee with respect to these individuals is limited solely to the shares of stock pledged pursuant to this Agreement.

     The agreement of the undersigned pursuant to this letter shall terminate upon the Maker's having tendered payment in full under the Note or by cancellation or surrender of said Note.


Very truly yours,

Health & Leisure, Inc. and
MarketShare Recovery, Inc.


By_______________________________
Raymond Barton, President


By_______________________________
Timothy Schmidt, Vice President


__________________________________    _________________________________
RAYMOND BARTON, Individually          TIMOTHY SCHMIDT, Individually

Accepted:

H&L Concepts, Inc.



By______________________________